Exhibit (c)(51)

Confidential – Preliminary Draft PROJECT BRONCO CONFIDENTIAL DISCUSSION MATERIALS August 1, 2018 Project Bronco |

Confidential – Preliminary Draft POTENTIAL AMGP PERSPECTIVES ON EXCHANGE RATIO Historical exchange ratio analysis Current AMGP Price Equity Exchange Equity Component Cash per AM Unit Total Takeout Price Current AMGP Price AMGP Proposal $19.22 x 1.65x = $31.71 + - = $31.71 ÷ $19.22 = AR / AM Proposal $19.22 x 1.71x = $32.87 + $3.84 = $36.71 ÷ $19.22 = 2.00x 91x x 65x 05A/M03G/P17 07/17/17 10/01/17 12/15/17 03/01/18 05/15/18 007/301//1188 IPO Page 1 Project Bronco | HISTORICAL EXCHANGE RATIO 1.90x 1.80x 1.70x 1.60x 1.50x 1.40x 1.30x 1.20x AR / AM Proposal: 1. Current: 1.72 AMGP Proposal: 1. All-in Exchange 1.65x 1.91x

Confidential – Preliminary Draft

BAIRD

POTENTIAL AMGP PERSPECTIVES ON EXCHANGE RATIO

Relative cash flow contribution analysis

FORECAST CASH FLOW CONTRIBUTION (1)

		Near-Term					Long-Term		
		2018	2019	2020	2021	2022	Terminal Yield (2)	Terminal Value	PV-15%
Distr. Cash Flow	AM	$385	$514	$606	$702	$803	~8.0%	$10,036	$7,051
	AMGP	153	250	318	390	465	~7.0%	6,471	4,274
	Implied AM/AMGP Exchange Rate	2.51x	2.06x	1.90x	1.80x	1.73x		1.55x	1.65x
Distributions	AM	$321	$414	$533	$640	$767	~8.0%	$9,590	$6,580
	AMGP	105	174	264	344	439	~7.0%	6,266	3,986
	Implied AM/AMGP Exchange Rate	3.05x	2.37x	2.02x	1.86x	1.75x		1.53x	1.65x

Near-term implied exchange ratios are high based on relative cash flow contribution

...but decline when factoring in a terminal value

Using this methodology implies ~100 bps difference in terminal yields to match the 1.65x offered exchange rate

AMGP Proposal

Source: Antero management projections.
(1) AM DCF represents distributable cash flow attributable to LP unitholders at a full payout.
AMGP DCF calculated as total IDR cash flow at a full payout, less G&A and taxes on such amount.
AMGP distributions calculated as total IDR cash flow at management distribution coverage, less G&A and taxes on such amount.
Note that such analyses assume the Series B units on an as-converted basis.
(2) Relative terminal yields required to match the 1.65x exchange ratio in the AMGP proposal.

Project Bronco | Page 2

Confidential – Preliminary Draft POTENTIAL AMGP PERSPECTIVES ON Relative cash flow contribution analysis (continued) EXCHANGE RATIO Source: Antero management projections. (1)Based on analysis presented on previous page. Page 3 Project Bronco | AMGP Terminal Yield AM Terminal Yield 8.0% 7.5% 7.0% 6.5% 6.0% 8.0% 7.5% 7.0% 6.5% 6.0% 1.83x 1.92x 2.02x 2.14x 2.27x 1.74x 1.83x 1.92x 2.03x 2.16x 1.65x 1.73x 1.82x 1.93x 2.05x 1.56x 1.63x 1.72x 1.82x 1.93x 1.46x 1.53x 1.61x 1.70x 1.81x Distributions IMPLIED EXCHANGE RATIO AT PV-15% (1) Distr. Cash Flow AMGP Terminal Yield AM Terminal Yield 8.0% 7.5% 7.0% 6.5% 6.0% 8.0% 7.5% 7.0% 6.5% 6.0% 1.79x 1.87x 1.97x 2.08x 2.21x 1.70x 1.78x 1.87x 1.98x 2.10x 1.62x 1.69x 1.78x 1.88x 2.00x 1.53x 1.60x 1.68x 1.78x 1.89x 1.44x 1.50x 1.58x 1.67x 1.77x

Confidential – Preliminary Draft POTENTIAL AMGP PERSPECTIVES ON EXCHANGE RATIO Hypothetical analysis assuming AMGP’s maximum all-in exchange ratio is 1.7x SQ 1.7x / $3.00 1.7x / $3.00 SQ PF (1.7x exchange) SQ PF (1.7x exchange) (un-adj. coverage) (adj. coverage) $1,540 $4.10 $4.13 $1,506 1.31x 2019E 2020E 2021E 2022E 2019E 2020E 2021E 2022E Source: Antero management projections. (1)Total cash from midstream investments, including any upfront cash from a potential transaction. Page 4 Project Bronco | 1.17x 1.16x 1.11x 1.11x 1.10x 1.05x 1.06x $3.42 $3.41 $2.85 $2.85 $2.21 $2.21 Cash from transaction $297 $297 $1,244 $1,244 $1,210 Total Cash to AR (2019-22) (1) ($ in millions) AM Distributions / LP Unit Required Coverage Ratio Adjustment to Hold AM Flat Current AMGP Price $19.22 x All-in Exchange Total Takeout Cash per Equity Current Implied Equity Price AM Unit Exchange AMGP Price Exchange = $32.67 – $3.84 = $28.83 ÷ $19.22 = 1.50x 1.70x $19.22 x 1.70x = $32.67 – $3.00 = $29.67 ÷ $19.22 = 1.54x $19.22 x 1.70x = $32.67 – $2.50 = $30.17 ÷ $19.22 = 1.57x

Confidential – Preliminary Draft PRO FORMA LEVERAGE ANALYSIS Peer Group Median (1) (Current Net Debt / LTM EBITDA) 3.4x AM Proposal 1.71 XR + $3.84 cash AMGP Proposal 1.650 XR 3.3x 2.9x 2018E 2019E 2020E 2021E 2022E Current Source: Antero management projections. (1)Includes: CNXM, EQM, HESM, NBLX, OKE, OMP, TRGP and WES. Page 5 Project Bronco | 3.0x 2.3x 2.3x 2.7x 2.3x 2.4x 2.1x 2.0x NET DEBT / LTM EBITDA AT YEAR-END